CANNABIS SATIVAINC
OTCQB:CBDS

October 28, 2022

The Board of Directors of Cannabis Sativa, Inc.
450 Hillside Drive, #A224
Mesquite, Nevada

RE: Resignation Letter

The Board Members

As you know, at the end of August 2022, I was diagnosed with a serious health condition that impacted my ability to perform my duties as Chief Financial Officer and Director of the Company. I had hoped that the condition would abate, and I would be able to continue in some capacity to work for and with the Company. After nearly two months, I regret to inform you that my condition is long-term, and I do not anticipate that I will be able to perform any of my duties for the Company. There is always a chance that my condition will improve and that I will be able to resume some or all of my duties in the future, and I hold out hope that that will be the case. However, given the uncertainty of that outcome, I hereby resign as Chief Financial Officer and Director of the Company effective immediately. My last day of work for the Company was on or about August 28, 2022.

I will work with Robin McLain to transition documents and current relevant information on the Company to her and hope for a relatively seamless transition.

My resignation is solely the result of my health condition and I have no disagreements with the Company regarding presentation of the financial information included in the Company's filings with the Securities and Exchange Commission or any other matters

Thank you for the opportunity and I wish you the best in your ongoing efforts to build the Company. Please let me know if you have any questions.

Sincerely,

Brad E. Herr